Exhibit 10.1

             ®

Holley

Holley

1801 Russellville Road. Bowling Green, KY 42101

http://www.holley.com

February 20, 2023

Michelle Gloeckler

[address redacted]

Dear Michelle,

This Letter Agreement ("Letter Agreement") sets forth the understanding between us, Holley Inc. (the "Company") and yourself, Michelle Gloeckler ("Gloeckler") regarding our agreement regarding the remuneration due to you in connection with your service as Interim President and Chief Executive Officer of the Company. Notwithstanding anything to the contrary, the parties hereto agree you are providing services to the Company as Interim President and Chief Executive Officer in a non-employee, independent contractor capacity.

In consideration for such your services as Interim President and Chief Executive Officer and for so long as you remain in that role, the Company will pay Gloeckler: (i) a consulting fee at an annual rate of $530,000, payable monthly in arrears, (ii) an award of 100,000 restricted stock units ("RSUs"), which will vest at the later of February 6, 2024 or the completion of your duties as Interim President and Chief Executive Officer, (iii) an additional award of 65,000 RSUs if you continue to serve as Interim President and Chief Executive Officer through May 6, 2023, which award will be granted on or about May 6, 2023 and will vest on the same vesting schedule as your initial grant, and (iv) an opportunity to earn an annual cash bonus for 2023 with a target level equal to 100% of the annual cash consulting fee, based on the achievement of pre-determined performance objectives for 2023 and subject to pro ration based on the period of your service as Interim President and Chief Executive Officer in 2023. For the avoidance of doubt, you will not receive any additional compensation for serving on the Board of Directors of the Company while you are also service as Interim President and Chief Executive Officer.

By signing below, you are acknowledging and agreeing that you are an independent contractor of the Company, and this letter agreement will not be construed to create any employment relationship between you and the Company. Without limiting the foregoing, you acknowledge and agree that you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker's compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.

You or the Company may terminate this letter agreement without cause upon 30 days' written notice. In the event of termination under this clause, the Company shall pay you on a pro rata basis any consulting fees then due and payable for any services completed, up to and including the date of such termination. Notwithstanding the foregoing, you or the Company may terminate this Agreement, effective immediately upon written notice to the other party to this letter agreement, if the other party materially breaches this letter agreement.

If the foregoing is acceptable to you, please sign this letter agreement in the space provided below.         ·

Sincerely,

Holley Inc.

/s/ Carly Kennedy

Name: Carly Kennedy

Title: General Counsel

I, Michelle Gloeckler, hereby acknowledge and agree to the terms and conditions set forth in this Letter Agreement as of the. date first set forth above:

/s/ Michelle Gloeckler

Michelle Gloeckler

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